Consent of Independent Auditors


We consent to the references to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 28, 2002 with respect to the consolidated financial statements of American Centurion Life Assurance Company (American Centurion
Life) and to the use of our report dated March 22, 2002 with respect to the financial statements of ACL Variable Annuity Account 2 - American Express Innovations(SM) Variable Annuity issued by American Centurion Life (comprised of subaccounts ISI, IMS, IGD and IPG), included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-101051) and related Prospectus for the registration of the American Express InnovationsSM Variable Annuity contract issued by American Centurion Life.


/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 11, 2003